Exhibit 10.15

SunScout
Solar Panel Battery Electric Vehicle
Development Services Proposal
1.845.001

Revision 1.00
June 2024

CONFIDENTIAL

Prepared by
Kahu EV LP
For
SunScout

CONFIDENTIAL	Kahu EV LP	1.845.001

Table of Contents

1. DOCUMENT REVISION HISTORY		1
1.1	Change control	1
1.2	Confidentiality and Copyright	1

2. OVERVIEW		2
2.1	Audience	2
2.2	Circulation List	2
2.3	Acronyms	2
2.4	KAFU EV Conduct	2
2.5	SunScout Conduct	2

3. PROJECT DEFINITION AND OUTCOMES		3
3.1	Background	3
3.2	Project Overview	3
3.3	Deliverables	3
3.4	Project Sponsor	3
3.5	Project Staffing	3

4. PROJECT PLAN		4
4.1	Project Phases	4
4.2	Safety Plan	4
4.3	Project Process	4
4.4	Issues System	4

5. COMMERCIAL TERMS		5
5.1	Confidentiality	5
5.2	Intellectual Property	5
5.3	Warranty	5
5.4	Indemnification	5
5.5	Cancellation	6
5.6	Product and Service Charges	6
5.7	Payment	6
5.8	Proposal Acceptance	6

6. PROJECT REPORTING AND MANAGEMENT		7
6.1	Management Process	7
6.2	Reporting Process	7

7. SIGNOFF		7

Filename = Sunscout Development Services Proposal.doc

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CONFIDENTIAL	Kahu EV LP	1.845.001

1. DOCUMENT REVISION HISTORY

Rev	Description	Date	Author
1.00	Initial version	17 June, 2024	M D Barnes

1.1 Change Control

This document is maintained under change control. Any requests for change should go to:

Kahu EV LP
P.O. Box 976
Palmerston North
New Zealand
Ph +64 6 952 3720
Fax +64 6 952 3721
Email matthew.barnes@rds.co.nz

1.2 Confidentiality and Copyright

© Copyright Kahu EV LP 2024. All rights reserved.

This document is the property of Kahu EV LP. It may not be copied, distributed or recorded on any electronic or other medium without the express written permission of Kahu EV LP.

All material contained in this document which is not readily available in the public domain is regarded as confidential to Kahu EV LP and may not be divulged to any third party without the express written permission of Kahu EV LP.

Permission is extended to SunScout to copy this document as part of its intended purpose as a proposal.

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CONFIDENTIAL	Kahu EV LP	1.845.001

2. OVERVIEW

SunScout is looking to develop new innovative products and enhancements to its existing product range utilising new technology.

This document reviews the current situation and proposes the means by which Kahu EV would assist in the development of new technology with SunScout. The cost of undertaking such work and the terms of acceptance by SunScout are presented for approval.

2.1 Audience

This document is intended for review by SunScout as a proposal for development services.

This is a confidential document and its distribution is controlled as per section 1.2 of this document.

2.2 Circulation List

All releases of this document are to be distributed to the persons below:

DISTRIBUTION SHEET
Document Status	Draft (in progress)
Document Distribution Date	Unreleased
Name	Organisation	Country
Edwin Cywinski	SunScout	New Zealand
Andrew Rushworth	Kahu EV	New Zealand
Mark Crouch	Kahu EV	New Zealand
Simon Monteith	Kahu EV	New Zealand
Matt Barnes	Kahu EV	New Zealand

2.3 Acronyms

The following acronyms are used over the course of this document:

BMS – Battery Management System

HARA – Hazard and Risk Analysis.

2.4 Kahu EV Conduct

Kahu EV will keep SunScout informed of the project progress, keep up-to-date project records, provide for risk management and follow escalation procedures. This includes informing SunScout in writing of any delays or problems.

Kahu EV will observe the health, safety, and general practices required by SunScout on their sites.

2.5 SunScout Conduct

SunScout is expected to provide all reasonable support to achieve a satisfactory conclusion to the project. This includes access to SunScout sites and specialist SunScout staff, and other information necessary for the execution of the project.

SunScout is expected to submit in writing any concerns as to the performance of the products or services as provided by Kahu EV and its staff, immediately upon becoming aware of that concern.

SunScout is expected to facilitate the cooperation and assistance required by Kahu EV from SunScout’s relevant product and service providers.

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CONFIDENTIAL	Kahu EV LP	1.845.001

3. PROJECT DEFINITION AND OUTCOMES

3.1 Background

SunScout is looking to provide solar panels for electric vehicles whereby the vehicle battery can be recharged partially or even fully through solar energy. The initial target market is campervans, which is partially due to their usage profile where they are often static in position but using power.

Kahu EV is a New Zealand company that develops electric vehicle solutions, including control systems, battery management, and complete specialist vehicles.

3.2 Project Overview

The project is for Kahu EV to assist SunScout to integrate solar panels into a battery electric vehicle in order to add to the energy supply of such a vehicle. This has the potential to extend the vehicle driving range, allow for additional operations on board, or in some cases even prolong the period required between charging indefinitely.

Incorporating solar panels into the energy supply of an electric vehicle involves mechanical, electronic and software integration with the existing vehicle. Kahu EV has developed the EVNet™ suite of modular control subsystems for electric vehicles and will develop a solar-specific EVNet™ subsystem. This subsystem provides the interface between the solar panels and the vehicle power distribution.

Kahu EV will assist in the research of technology options to achieve the objectives of SunScout. This includes assembling the selected technology into a test system for evaluation, which may be off- or on-vehicle.

3.3 Deliverables

The project deliverables are:

●	Electromechanical design to integrate solar panels with the vehicle battery

●	Electromechanical design to integrate the AC inverter with the vehicle battery

●	1 x EVNet™ Solar Energy Subsystem

●	Test schedules

●	Support and maintenance reporting.

3.4 Project Sponsor

The client sponsor for this project is Edwin Cywinski.

3.5 Project Staffing

The following resources have been allocated to the project at Kahu EV:

Project Manager: Andrew Rushworth
Quality Manager: Matt Barnes
Technical Lead (Electromechanical): Simon Monteith
Technical Lead (Software): Stephen Wildbore.

In addition, engineering and support resource will be provided as required by the project.

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CONFIDENTIAL	Kahu EV LP	1.845.001

4. PROJECT PLAN

4.1 Project Phases

The project is a collaborative proof of concept development with SunScout. As such, it does not have fixed milestones, rather the focus is investigative to evaluate the concept. The project approach is around general phases.

The project can be considered as comprising the following phases:

●	Phase 1 – Analysis

The development is described at a high architectural level to determine all of the aspects that need to be developed, along with what interfaces exist to third-party components. From this, a functional description is created from which subsequent stages, including testing, will refer to.

●	Phase 2 – Development

Based on the results of Phase 1, the initial solution is developed and integrated into a vehicle provided by SunScout. This includes software, electronics and mechanical integration. During this phase, Kahu EV will liaise with SAIC, the manufacturers of the proposed test vehicle, for integration with their battery management system (BMS) and other subsystems as required.

●	Phase 3 – Testing

The vehicle from Phase 2 is operated in test scenarios and monitored by Kahu EV in conjunction with SunScout.

These phases are expected to be iterative as the solution is refined for parameters such as performance, reliability, safety, and cost.

Should the proof of concept be viable, Kahu EV will assist in the creation of a report on the project for SAIC for inclusion in the productionising plan.

4.2 Safety Plan

As a development involving the powering of a vehicle, there are inherent safety considerations as part of the project.

During the analysis phase, a formal hazard and risk analysis (HARA) process will be conducted to identify the safety goals of the project development. The subsequent design(s) will be performed with an awareness of these considerations.

This stage forms the basis of adhering to the automotive international safety standard ISO 26262. Should certification to this standard become a requirement of the system, Kahu EV will facilitate and lead the process to do so.

The Kahu EV project quality manager is responsible for ensuring the safety process is followed and that safety issues are appropriately documented for project sponsorship decisions.

4.3 Project Process

The project is a proof of concept development and investigation project. As such, there is no formal scope as this is subject to constant change as technology is evaluated and new conditions arise. The project will be tracked by Kahu EV as tasks, recording effort and resources used on an activity basis.

4.4 Issues System

Once the vehicle is being operated in phase 3, the project will be tracked through the Kahu EV online issues system. SunScout will be given access to this system, through which modifications, incidents or features can be logged. Development progress against these issues is tracked through development, testing and deployment, with full visibility to SunScout.

This system provides a transparent view on project progress and management and is provided due to the distributed and iterative nature of the project.

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CONFIDENTIAL	Kahu EV LP	1.845.001

5. COMMERCIAL TERMS

5.1 Confidentiality

Any confidential information, including trade secrets and proprietary information, transmitted during this project is to be treated with the utmost care by the receiving party. The receiving party will maintain the confidentiality of such information of the disclosing party with at least the same degree of care that it uses to protect its own confidential and proprietary information, but no less than a reasonable degree of care under the circumstances.

In addition, all information around the project, including its existence, is to be treated with strict confidentiality until such time as SunScout deems it fit for knowledge of the solar energy integration to be made public.

5.2 Intellectual Property

It is acknowledged that each party retains all of its existing intellectual property rights in all information and/or material which relates to the subject of this proposal between Kahu EV and SunScout and the proposed project.

Existing Kahu EV intellectual property and components may be used in the development of the system. In such cases, such intellectual property will include a license to use for SunScout. SunScout agrees to not make any attempt at reverse engineering any Kahu EV components, software or systems.

Any idea, concept, know how or technique which is developed or provided by SunScout or Kahu EV or jointly by SunScout and Kahu EV in carrying out the proposed project for SunScout, can be freely used by:

i.	Kahu EV at any stage and in anyway it deems appropriate irrespective of whether the project that is being carried out by Kahu EV is completed or not; or

ii.	SunScout in any way it deems appropriate provided that Kahu EV has received in full all payments that are due for work undertaken for SunScout.

5.3 Warranty

Kahu EV warrants that the product(s) delivered as part of this proposal will conform to the requirements agreed with SunScout over the course of the project.

Where no specific maintenance agreement with Kahu EV exists, the warranty provided on individual electronic components supplied by Kahu EV is for a period of three (3) months from the date of supply from Kahu EV, or the manufacturer’s warranty, whichever is the greater, provided that Kahu EV has received full payment for all work undertaken. This warranty shall be null and void in the event that all or any part of the product is modified by SunScout without the prior written approval of Kahu EV.

5.4 Indemnification

Once any development from the project has been accepted by SunScout, it is considered that SunScout is satisfied with the standard of engineering and the fitness for purpose. At this point, SunScout indemnifies Kahu EV against any claims resulting from the subsequent use of the system.

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CONFIDENTIAL	Kahu EV LP	1.845.001

5.5 Cancellation

If SunScout has any concerns as to the performance of the products or services provided by Kahu EV, then SunScout must immediately advise Kahu EV in writing as soon as SunScout becomes aware of such concerns.

If one party defaults in the performance of any of its obligations under this proposal, and the default is capable of being remedied, then with the agreement of the non-defaulting party, a thirty-day period from the date of notice of the default shall be granted, for that default to be remedied to the satisfaction of both parties.

If the default is not capable of being remedied, or the defaulting party fails to make remedy to the satisfaction of the other party by the date for completion, then the parties may agree to a modification to the project or to cancel the project.

In the event of cancellation or delay of the project, then SunScout shall be liable for all disbursements Kahu EV has incurred up to and including the date the project is cancelled or suspended. Such disbursements include any work that is outsourced by Kahu EV for the project. SunScout shall also be liable for all work Kahu EV has carried out for SunScout up to and including the date the project is cancelled or suspended. The amount payable to Kahu EV by SunScout for such work shall be calculated by multiplying the hours of work completed by Kahu EV by the appropriate hourly rate specified in section 5.6 of this proposal.

5.6 Product and Service Charges

Kahu EV has provided in this proposal the most accurate and reasonable assessment of the costs associated with the development and deployment of the product. The following approach is taken to pricing and cost recovery:

●	development services are provided at an hourly rate of $175 per person with materials and disbursements charged for at cost. This would normally include activities such as software development, electromechanical design, documentation, site visits, maintenance and support.

●	CAD operation is provided at an hourly rate of $125 per person with materials and disbursements charged for at cost.

●	Mechanical engineering and support is provided at an hourly rate of $105 per person with materials charged for at cost.

The costs detailed do not include any travel, accommodation and communications expenses which may be incurred by Kahu EV. All such costs are reimbursable from SunScout in addition to the proposed proposal total price.

Project billing will be on a time and materials basis, invoiced monthly as expenses are accrued.

5.7 Payment

Kahu EV will invoice SunScout monthly during the project with payment due on the 20th of the month following unless otherwise noted. Payment is to be remitted to Kahu EV New Zealand bank account by the due date via electronic funds transfer in New Zealand dollars.

There may be project disbursements, which will be billed on incurrence at cost. As these may be substantial, Kahu EV may from time to time require prepayment or quick repayment of these costs.

5.8 Proposal Acceptance

Kahu EV request that SunScout indicate acceptance of this proposal by signing and returning a printed copy of this document.

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CONFIDENTIAL	Kahu EV LP	1.845.001

6. PROJECT REPORTING AND MANAGEMENT

6.1 Management Process

The Kahu EV approach to project management is to work in a transparent manner and encourage as much input as possible from SunScout. This minimises risk, lowers cost and cuts the likelihood of rework.

Given the iterative nature of the project, this close and open relationship is critical to ensuring a rapid turnaround of requirements modifications to develop a market-appropriate product.

6.2 Reporting Process

Due to the collaborative nature of the project, Kahu EV will not provide a formal project reporting schedule, unless required by SunScout.

Instead, it is expected that there will be close communication between the two organisations with ongoing regular phone and email correspondence.

Any issues that arise during the project that require SunScout input will be immediately escalated.

7. SIGNOFF

Revision number 1.00

Accepted by SunScout Limited.

	Director	18.6.2024
(Project sponsor)	(title)	(date)

Accepted by Kahu EV LP.

	General Partner	19-6-2024
(Project Sponsor)	(title)	(date)

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